Exhibit 8.1

List of Subsidiaries

of

Mecox Lane Limited

(the “Registrant”)

Beneficially Owned Subsidiaries

	Name of Company	Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
1.	eMecoxLane Co., Ltd.	Cayman Islands	100%
2.	Rampage China Limited	Cayman Islands	80%
3.	Rampage China (Hong Kong) Limited	Hong Kong	80%
4.	Mecox Lane (Hong Kong) Limited	Hong Kong	100%
5.	eMecoxLane (Hong Kong) Co., Limited	Hong Kong	100%
6.	Shanghai Mecox Lane International Mailorder Co., Ltd. (PRC)	PRC	85%
7.	Mai Wang Information Technology (Shanghai) Co., Ltd. (PRC)	PRC	100%
8.	Mai Wang Trading (Shanghai) Co., Ltd.	PRC	100%
9.	Rampage Trading (Shanghai) Co., Ltd.	PRC	80%
10.	Mecox Lane Technology (China) Limited	PRC	100%

Affiliated Entities Consolidated in the Registrant’s Financial Statement

	Name of Company	Jurisdiction of Incorporation
1.	Shanghai Mecox Lane Information Technology Co., Ltd.	PRC
2.	Shanghai Rampage Shopping Co., Ltd.	PRC
3.	Shanghai Mecox Lane Shopping Co., Ltd.	PRC
4.	Hangzhou Mecox Lane Shopping Co., Ltd.	PRC
5.	Xiamen Mecox Lane Shopping Co., Ltd.	PRC
6.	Xi’an Mecox Lane Shopping Co., Ltd.	PRC
7.	Chengdu Mecox Lane Trade Co., Ltd.	PRC
8.	Beijing Mecox Lane Shopping Co., Ltd.	PRC
9.	Nanjing Mecox Lane Trade Co., Ltd.	PRC
10.	Chongqing Mecox Lane Shopping Co., Ltd.	PRC
11.	Jinan Mecox Lane Shopping Co., Ltd.	PRC
12.	Wuxi Mecox Lane Shopping Co., Ltd.	PRC
13.	Wuhan Mecox Lane Trade Co., Ltd.	PRC

14.	Shenzhen Mecox Lane Shopping Co., Ltd.	PRC
15.	Shenyang Mecox Lane Shopping Co., Ltd.	PRC
16.	Fuzhou Mecox Lane Shopping Co., Ltd.	PRC
17.	Dalian Mecox Lane Shopping Co., Ltd.	PRC
18.	Guangzhou Mecox Lane Trade Co., Ltd.	PRC
19.	Tianjin Mecox Lane Stores Co., Ltd.	PRC
20.	Qingdao Mecox Lane Trade Co., Ltd.	PRC